Exhibit 99.1

NEWS RELEASE

For more information contact:
David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS FIRST QUARTER 2017 RESULTS

First Quarter 2017 Financial Highlights*:

•	Revenue of $104.6 million.

•	On a GAAP basis, net loss of $7.3 million or $0.06 per basic and diluted share.

•	On a Non-GAAP basis, net income of $7.1 million or $0.06 per basic and diluted share.

•	Gross margin of 58.2% on a GAAP basis and 58.4% on a non-GAAP basis.
* GAAP represents U.S. Generally Accepted Accounting Principles. Non-GAAP represents GAAP excluding the impact of certain activities which the Company's management excludes in analyzing the Company's operating results and in understanding trends in the Company's earnings. For a reconciliation of GAAP to non-GAAP results, see accompanying tables "Reconciliation of U.S. GAAP to Non-GAAP Financial Measures."
PORTLAND, OR - May 9, 2017 - Lattice Semiconductor Corporation (NASDAQ: LSCC), the leading provider of customizable smart connectivity solutions, announced financial results today for the fiscal first quarter ended April 1, 2017.
The Company reported revenue for the first quarter of 2017 of $104.6 million, which decreased 11.4% sequentially, as compared to the fourth quarter 2016 revenue of $118.1 million, and increased 8.4%, as compared to the first quarter 2016 revenue of $96.5 million.
Gross margin on a GAAP basis was 58.2% for the first quarter of 2017, as compared to the fourth quarter of 2016 gross margin of 53.7% and 59.2% for the first quarter of 2016. Gross margin for the first quarter of 2017 was 58.4% on a non-GAAP basis, as compared to 53.9% for the fourth quarter of 2016 and 60.0% for the first quarter of 2016.
Total operating expenses for the first quarter of 2017 were $61.5 million on a GAAP basis, as compared to $64.4 million for the fourth quarter of 2016 and $70.5 million for the first quarter of 2016. Total operating expenses were $47.7 million for the first quarter of 2017 on a non-GAAP basis, as compared to $45.1 million for the fourth quarter of 2016, and $51.9 million for the first quarter of 2016.

GAAP net loss for the first quarter was $7.3 million ($0.06 per basic and diluted share), with net income of $7.1 million ($0.06 per basic and diluted share) on a non-GAAP basis. This compares to a net loss on a GAAP basis in the prior quarter of $8.2 million ($0.07 per basic and diluted share), with net income on a non-GAAP basis in the prior quarter of $11.8 million ($0.10 per basic and diluted share), and compares to a net loss on a GAAP basis in the year ago period of $19.7 million ($0.17 per basic and diluted share), or a net loss of $0.9 million ($0.01 per basic and diluted share) on a non-GAAP basis. GAAP results for the first quarter of 2017 reflect less than $0.1 million in restructuring charges, $1.7 million in acquisition related charges, $0.5 million in tax expense, $8.5 million in amortization of acquired intangible assets, and $3.8 million in stock-based compensation expense. GAAP results for the fourth quarter of 2016 reflect $1.0 million in restructuring charges, $6.2 million in acquisition related charges, $2.5 million in tax expense, $8.3 million in amortization of acquired intangible assets, and $4.1 million in stock-based compensation expense. GAAP results for the first quarter of 2016 reflect $5.4 million in restructuring charges, less than $0.1 million in acquisition related charges, $1.9 million in tax expense, $8.7 million in amortization of acquired intangible assets, and $4.6 million in stock-based compensation expense.

Darin G. Billerbeck, President and Chief Executive Officer, said, "We achieved a 58.2% gross margin on a GAAP basis in the first quarter of 2017 as we continued to execute on our business strategy. Revenue was sequentially lower primarily reflecting macro demand softness from typical seasonality, compounded by lower shipments to a major consumer OEM, as a design we are supporting likely reached its peak life cycle shipment level in the December quarter. We continue to invest in our business as we capitalize on exciting opportunities, including video and enabling applications in consumer and industrial led by our fast growing CrossLinkTM video bridging product, along with our wireless products showcased in leading edge OEM wireless VR headsets. At the same time, our FPGA technology remains very unique and will allow us to thrive as we leverage the many advantages of our low power solutions critical to the interconnected world of smart devices."

Max Downing, Chief Financial Officer, added, "The benefit of our prior operating expense reductions was muted primarily by annual compensation increases, as well as cyclical costs in the first quarter of 2017. We remain committed to actively managing our operating expenses as we focus on our financial model. During the first quarter of 2017, we generated $7.7 million in cash flow from operations and paid approximately $10.8 million in debt payments. We ended the quarter with $109.4 million in cash and short-term investments."

Recent Business Highlights

•
Expands CrossLink Programmable ASSP (pASSP) IP Solutions: Lattice Semiconductor announced the expansion of its Lattice CrossLink™ pASSP solutions to enable new video bridging capabilities with the release of three new CrossLink intellectual property (IP) and two new CrossLink demonstration platforms showcasing MIPI® DSI to LVDS and CMOS to MIPI CSI-2. By optimizing existing IP, leveraging new IP and development platforms, along with additional resources, Lattice can offer even more solutions for a greater variety of bridging applications that capture the best of both worlds with the combined flexibility and fast time to market of an FPGA and the power and functional optimization of an ASSP. The latest expansion reinforces Lattice’s commitment to providing bridging solutions for consumer, industrial, and automotive applications.

•
Releases New Embedded Vision Development Kit Targeted for Mobile-Influenced Applications at the Edge: Lattice announced the availability of its Embedded Vision Development Kit, the first-of-a-kind development kit optimized for mobile-influenced system designs that require flexible, low cost, and low power image processing architectures. By leveraging a mix of Lattice’s FPGA, ASSP and programmable ASSP (pASSP™) products in a single, modular platform, this unique solution provides an intelligent balance of flexibility and energy efficiency required for a variety of embedded vision applications in the industrial, automotive and consumer markets.

•
Merger with Canyon Bridge: The Merger was approved by Lattice’s shareholders on February 28, 2017. On March 24, 2017, Lattice and Canyon Bridge Fund I, LP (“Canyon Bridge”) jointly withdrew and re-filed their joint voluntary notice to the Committee on Foreign Investment ("CFIUS") under the Defense Production Act of 1950, as amended, to allow more time for review and discussion with CFIUS in connection with the proposed merger (the “Merger”) between Lattice and an indirect wholly-owned subsidiary of Canyon Bridge. Lattice and Canyon Bridge remain fully committed to the Merger and plan to continue to actively engage in further discussions with CFIUS during its review, and to allowing Lattice’s stockholders to realize the value offered by the proposed transaction.

Investor Conference Call / Outlook:
As a result of the acquisition announcement with Canyon Bridge, the Company will not hold a quarterly conference call and webcast, and will not provide an outlook for its future financial results.

Forward-Looking Statements Notice:
The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Such forward-looking statements include statements relating to: our expectation that we will continue to invest in our business as we capitalize on exciting opportunities, including video and enabling applications in consumer and industrial led by our fast growing CrossLinkTM video bridging product, along with our wireless products showcased in leading edge OEM wireless VR headsets; our expectation that our FPGA technology will allow us to thrive as we leverage the many advantages of our low power solutions critical to the interconnected world of smart devices; and our intention to remain committed to actively managing our operating expenses as we focus on our financial model. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “may,” “expect,” “plan,” “project,” “anticipate,” “intend,” “forecast,” “future,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology; and our expectation that we will remain focused on maximizing the leverage of our operating model and reduce our outstanding debt balance. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our iCE40™ and MachXO3L™ devices, the ability to supply products to customers in a timely manner, changes in our distribution relationships, or the volatility of our consumer business. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of compensation charges due to stock price changes. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges could adversely affect our profitability.
In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include disruptions of our business arising from the announcement and pendency of our proposed acquisition by Canyon Bridge Capital Partners, Inc., global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, the failure to achieve the anticipated benefits and synergies of the Silicon Image transaction. In addition, actual results are subject to other risks and uncertainties that relate more broadly to our overall business, including those risks more fully described in Lattice’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended December 31, 2016, and Lattice’s quarterly reports filed on Form 10-Q.
You should not unduly rely on forward-looking statements because actual results could differ materially from those expressed in any forward-looking statements. In addition, any forward-looking statement applies only as of the date on which it is made. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Measures:
Included within this press release and the accompanying tables and notes are non-GAAP financial measures that supplement the Company's consolidated financial information prepared in accordance with U.S. GAAP. The non-GAAP measures presented exclude charges and adjustments primarily related to stock-based compensation, restructuring charges, acquisition-related charges, amortization of acquired intangible assets, purchase accounting adjustments, and the estimated tax effect of these items. These charges and adjustments may be nonrecurring in nature but are a result of periodic or non-core operating activities of the Company. The Company describes these non-GAAP financial measures and reconciles them to the most directly comparable GAAP measures in the tables and notes attached to this press release.

The Company's management believes that these non-GAAP financial measures provide an additional and useful way of viewing aspects of our performance that, when viewed in conjunction with our GAAP results, provide a more comprehensive understanding of the various factors and trends affecting our ongoing financial performance and operating results than GAAP measures alone. In particular, investors may find the non-GAAP measures useful in reviewing our operating performance without the significant accounting charges resulting from the Silicon Image acquisition, alongside the comparably adjusted prior year results. Management also uses these non-GAAP measures for strategic and business decision-making, internal budgeting, forecasting, and resource allocation processes and believes that investors should have access to similar data when making their investment decisions.
In addition, the Company uses Adjusted EBITDA to measure compliance with certain of its debt covenants. These non-GAAP measures are included solely for informational and comparative purposes and are not meant as a substitute for GAAP and should be considered together with the consolidated financial information located in the tables attached to this press release.

About Lattice Semiconductor Corporation:
Lattice Semiconductor Corporation (NASDAQ: LSCC) provides smart connectivity solutions powered by our low power FPGA, video ASSP, 60 GHz millimeter wave, and IP products to the consumer, communications, industrial, computing, and automotive markets worldwide. Our unwavering commitment to our customers enables them to accelerate their innovation, creating an ever better and more connected world.
For more information, visit www.latticesemi.com. You can also follow us via LinkedIn, Twitter, Facebook, YouTube or RSS.
# # #
Lattice Semiconductor Corporation, Lattice (& design), L (& design), iCE40 and MachXO3L, and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	April 1, 2017	December 31, 2016	April 2, 2016
Revenue	$104,587	$118,108	$96,512
Costs and expenses:
Cost of sales	43,755	54,628	39,408
Research and development	27,389	26,248	32,608
Selling, general, and administrative	23,905	22,745	23,608
Amortization of acquired intangible assets	8,514	8,283	8,721
Restructuring	66	951	5,431
Acquisition related charges	1,660	6,211	94
	105,289	119,066	109,870
Loss from operations	(702)	(958)	(13,358)
Interest expense	(5,568)	(5,070)	(4,960)
Other (expense) income, net	(148)	745	817
Loss before income taxes and equity in net loss of an unconsolidated affiliate	(6,418)	(5,283)	(17,501)
Income tax expense	518	2,507	1,900
Equity in net loss of an unconsolidated affiliate, net of tax	(339)	(374)	(310)
Net loss	$(7,275)	$(8,164)	$(19,711)

Net loss per share, basic and diluted	$(0.06)	$(0.07)	$(0.17)

Shares used in per share calculations, basic and diluted	121,800	121,236	118,833

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 1, 2017	December 31, 2016
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$109,448	$116,860
Accounts receivable, net	66,074	99,637
Inventories	77,775	79,168
Other current assets	19,660	19,035
Total current assets	272,957	314,700

Property and equipment, net	48,780	49,481
Intangible assets, net of amortization	106,695	118,863
Goodwill	269,758	269,758
Deferred income taxes	384	372
Other long-term assets	12,802	13,709
	$711,376	$766,883

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$53,340	$90,798
Current portion of long-term debt	23,154	33,767
Deferred income and allowances on sales to sell-through distributors and deferred license revenue	29,829	32,985
Total current liabilities	106,323	157,550

Long-term debt	301,621	300,855
Other long-term liabilities	35,937	38,048
Total liabilities	443,881	496,453

Stockholders' equity	267,495	270,430
	$711,376	$766,883

Lattice Semiconductor Corporation
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	April 1, 2017	April 2, 2016
Cash flows from operating activities:
Net loss	$(7,275)	$(19,711)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,296	17,331
Amortization of debt issuance costs and discount	933	241
Loss on sale or maturity of marketable securities	170	—
(Gain) loss on forward contracts	(78)	152
Stock-based compensation expense	3,843	4,556
Equity in net loss of an unconsolidated affiliate, net of tax	339	310
Changes in assets and liabilities:
Accounts receivable, net	33,563	4,072
Inventories	1,393	(6,702)
Prepaid expenses and other assets	1,137	1,457
Accounts payable and accrued expenses (includes restructuring)	(35,029)	17,881
Accrued payroll obligations	(1,706)	(3,448)
Income taxes payable	(1,765)	(101)
Deferred income and allowances on sales to sell-through distributors	(2,720)	6,907
Deferred licensing and services revenue	(436)	179
Net cash provided by operating activities	7,665	23,124
Cash flows from investing activities:
Proceeds from sales of and maturities of short-term marketable securities	5,700	5,997
Purchases of marketable securities	(7,420)	—
Capital expenditures	(3,374)	(5,700)
Cash paid for software licenses	(1,617)	(3,362)
Net cash used in investing activities	(6,711)	(3,065)
Cash flows from financing activities:
Restricted stock unit withholdings	(693)	(525)
Proceeds from issuance of common stock	1,144	1,117
Repayment of debt	(10,780)	(875)
Net cash used in financing activities	(10,329)	(283)
Effect of exchange rate change on cash	274	237
Net (decrease) increase in cash and cash equivalents	(9,101)	20,013
Beginning cash and cash equivalents	106,552	84,606
Ending cash and cash equivalents	$97,451	$104,619

Supplemental cash flow information:
Change in unrealized loss related to marketable securities, net of tax, included in Accumulated other comprehensive loss	$43	$28
Income taxes paid, net of refunds	$222	$2,496
Interest paid	$5,025	$4,671
Accrued purchases of plant and equipment	$1,297	$1,494

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -
(unaudited)

	Three Months Ended
	April 1, 2017	December 31, 2016	April 2, 2016
Operations Information
Percent of Revenue
Gross Margin	58.2%	53.7%	59.2%
R&D Expense	26.2%	22.2%	33.8%
SG&A Expense	22.9%	19.3%	24.5%
Depreciation and amortization (in thousands)	15,296	13,898	17,331
Capital expenditures (in thousands)	3,374	2,726	5,700
Stock-based compensation expense (in thousands)	3,843	4,106	4,556
Restructuring and severance related charges (in thousands)	66	951	5,431
Taxes paid (cash, in thousands)	222	2,109	2,496

Balance Sheet Information
Current Ratio	2.6	2.0	2.4
A/R Days Revenue Outstanding	57	77	80
Inventory Months	5.3	4.3	6.3

Revenue% (by Geography)
Asia	70%	75%	68%
Europe (incl. Africa)	11%	14%	17%
Americas	19%	11%	15%

Revenue% (by End Market)
Communications and Computing	29%	26%	34%
Mobile and Consumer	30%	36%	26%
Industrial and Automotive	30%	31%	31%
Licensing and Services	11%	7%	9%

Revenue% (by Channel)
Sell-through distribution	60%	68%	53%
Direct	40%	32%	47%

Lattice Semiconductor Corporation
- Reconciliation of U.S. GAAP to Non-GAAP Financial Measures -
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	April 1, 2017	December 31, 2016	April 2, 2016

Gross Margin Reconciliation
GAAP Gross margin	$60,832	$63,480	$57,104
Inventory step-up expense	—	—	523
Stock-based compensation - gross margin	228	232	259
Non-GAAP Gross margin	$61,060	$63,712	$57,886

Gross Margin % Reconciliation
GAAP Gross margin %	58.2%	53.7%	59.2%
Cumulative effect of non-GAAP Gross Margin adjustments	0.2%	0.2%	0.8%
Non-GAAP Gross margin %	58.4%	53.9%	60.0%

Operating Expenses Reconciliation
GAAP Operating expenses	$61,534	$64,438	$70,462
Amortization of acquired intangible assets	(8,514)	(8,283)	(8,721)
Restructuring charges	(66)	(951)	(5,431)
Acquisition related charges (1)	(1,660)	(6,211)	(94)
Stock-based compensation - operations	(3,615)	(3,874)	(4,297)
Non-GAAP Operating expenses	$47,679	$45,119	$51,919

Income (Loss) from Operations Reconciliation
GAAP Loss from operations	$(702)	$(958)	$(13,358)
Inventory step-up expense	—	—	523
Stock-based compensation - gross margin	228	232	259
Amortization of acquired intangible assets	8,514	8,283	8,721
Restructuring charges	66	951	5,431
Acquisition related charges (1)	1,660	6,211	94
Stock-based compensation - operations	3,615	3,874	4,297
Non-GAAP Income from operations	$13,381	$18,593	$5,967

Income (Loss) from Operations % Reconciliation
GAAP Loss from operations %	(0.7)%	(0.8)%	(13.8)%
Cumulative effect of non-GAAP Gross Margin and Operating adjustments	13.5%	16.5%	20.0%
Non-GAAP Income from operations %	12.8%	15.7%	6.2%

(1) Legal fees and outside services in connection with our pending acquisition by Canyon Bridge Acquisition Company, Inc.

Lattice Semiconductor Corporation
- Reconciliation of U.S. GAAP to Non-GAAP Financial Measures -
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	April 1, 2017	December 31, 2016	April 2, 2016

Income Tax Expense Reconciliation
GAAP Income tax expense	$518	$2,507	$1,900
Estimated tax effect of non-GAAP adjustments (2)	(303)	(438)	548
Non-GAAP Income tax expense	$215	$2,069	$2,448

Net Income (Loss) Reconciliation
GAAP Net loss	$(7,275)	$(8,164)	$(19,711)
Inventory step-up expense	—	—	523
Stock-based compensation - gross margin	228	232	259
Amortization of acquired intangible assets	8,514	8,283	8,721
Restructuring charges	66	951	5,431
Acquisition related charges (1)	1,660	6,211	94
Stock-based compensation - operations	3,615	3,874	4,297
Estimated tax effect of non-GAAP adjustments (2)	303	438	(548)
Non-GAAP Net income (loss)	$7,111	$11,825	$(934)

Net Income (Loss) Per Share Reconciliation
GAAP Net loss per share - basic and diluted	$(0.06)	$(0.07)	$(0.17)
Cumulative effect of Non-GAAP adjustments	0.12	0.17	0.16
Non-GAAP Net income (loss) per share - basic and diluted	$0.06	$0.10	$(0.01)

Shares used in per share calculations:
Basic	121,800	121,236	118,833
Diluted - GAAP (3)	121,800	121,236	118,833
Diluted - Non-GAAP (3)	124,343	123,621	118,833

(1) Legal fees and outside services in connection with our pending acquisition by Canyon Bridge Acquisition Company, Inc.
(2) During the second quarter of fiscal 2016, we refined our calculation of non-GAAP tax expense by applying our tax provision model to year-to-date and projected income after adjusting for non-GAAP items. The difference between calculated values for GAAP and non-GAAP tax expense has been included as the “Estimated tax effect of non-GAAP adjustments.” Prior periods have been similarly recalculated to conform to the current presentation.
(3) Diluted shares are calculated using the GAAP treasury stock method. In a loss position, diluted shares equal basic shares.